EXHIBIT 99.1

For Immediate Release

PARLUX REPORTS 2nd QUARTER RESULTS ENDED SEPTEMBER 30, 2011

FORT LAUDERDALE, FLORIDA, November 2, 2011, Parlux Fragrances, Inc. (NASDAQ:PARL) announced its unaudited results for the second quarter and six-month periods ended September 30, 2011. Net sales for the quarter were $46.0 million, compared to $38.6 million for the prior year quarter, an increase of 19%. Net profits were $3.3 million or $0.16 per share, compared to a net profit of $1.1 million or $0.05 per share, for the comparable prior year period.

For the cumulative six-month period, net sales were $68.9 million compared to $62.7 million for the prior period, an increase of 10%. Net profits were $0.4 million or $0.02 per share, compared to $1.3 million or $0.06 per share for the prior period.

Mr. Frederick E. Purches, Chairman and CEO remarked, “Our quarterly sales increase of 19% was strong, and results were in line with the range previously announced. Our gross margins improved substantially, from 50% to 55% for the quarter, due to a 55% increase in domestic department store sales, and while advertising and promotion increased by 20%, all other operating expenses increased by 6%, including one-time costs.”

Mr. Purches continued, “We have returned to profitability for the six-month period and recovered the first quarter loss due to our advertising investment, primarily used to expand the launch of Rihanna. We have achieved significant increases in both sell-in and sell through at the retailer level, and we believe the previously targeted sales levels of $145 to $150 million for the fiscal year are achievable as long as the global economy does not worsen.”

Mr. Purches concluded, “At the end of the quarter, we had a cash position of $12 million with no borrowing after the production of our holiday gift sets. Our balance sheet is healthy, with working capital in excess of $94 million, and a book value per share of $4.93. We remain optimistic regarding our future performance.”

Conference Call
The Company will hold a conference call on Thursday, November 3, 2011, at 10:00 a.m. (ET) to discuss the Company’s 2nd quarter results and to provide additional outlook on the next quarter. To participate, please call Toll Free: 800-862-9098 or International: 785-424-1051. Conference ID: PARLUX. A replay of the conference call will be available following the conference call, until 11:59 p.m. (ET) November 11, 2011. To access the replay, please go to our website www.parlux.com.

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and beauty related products. It holds licenses and sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties are discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements that may be made herein or otherwise to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except number of shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales:
Unrelated customers	$27,595	$17,503	$42,380	$31,823
Related parties	18,442	20,633	26,556	29,644
Sales - expired license	-	443	-	1,226
	46,037	38,579	68,936	62,693

Cost of goods sold:
Unrelated customers	11,475	8,221	18,136	13,990
Related parties	9,358	10,464	13,035	14,324
Cost of sales - expired license	-	443	-	1,225
	20,833	19,128	31,171	29,539

Operating expense	19,624	17,469	36,652	30,804

Operating income	5,580	1,982	1,113	2,350

Interest (expense) income, net	(187)	(208)	(391)	(203)
Foreign exchange loss	2	(2)	1	-
Income before income taxes	5,395	1,772	723	2,147

Income tax provision	2,050	673	275	816

Net income	$3,345	$1,099	$448	$1,331

Income per common share:
Basic	$0.16	$0.05	$0.02	$0.06

Diluted	$0.16	$0.05	$0.02	$0.06

Weighted average number of shares outstanding:
Basic	20,765,831	20,489,812	20,758,036	20,482,807

Diluted	20,978,947	20,641,003	20,864,594	20,613,603

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30,	March 31,
	2011	2011
	(Unaudited)

Cash and cash equivalents	$12,123	$20,511
Trade receivables, net	42,165	24,758
Inventories	42,204	37,373
Other current assets	20,107	21,352
Current Assets	116,599	103,994

Equipment and leasehold improvements, net	1,489	1,844
Trademarks and licenses, net	3,894	4,195
Other assets	2,432	2,673
Total Assets	$124,414	$112,706

Borrowings, current portion	$37	$-
Other current liabilities and income taxes payable	21,868	10,975
Current Liabilities	21,905	10,975
Borrowings, less current portion	68	-
Total Liabilities	21,973	10,975

Stockholders' Equity	102,441	101,731
Total Liabilities and Stockholders' Equity	$124,414	$112,706

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